CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Prospectus and Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Cromwell CenterSquare Real Estate Fund, a series of shares of beneficial interest in Total Fund Solution, filed with the Securities and Exchange Commission.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
March 4, 2022